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                                                                      EXHIBIT 99

Maytag Completes Acquisition of Amana; Reinforces and Extends Premium Brand
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Strategy
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NEWTON, Iowa--(August 1, 2001)--Maytag Corporation announced today it has completed its previously announced acquisition of Amana Appliances from Goodman Global Holdings for $325 million. The acquisition, which was announced June 5, will add approximately $900 million to Maytag's consolidated annual sales and is expected to be accretive to earnings per share by a percent in the high-single-digits in 2002, the first full year of operation, and double-digit accretive in 2003. For the remainder of 2001, the acquisition is expected to reduce earnings-per-share by 6-9 cents, with most of that impact in the fourth quarter.

Commenting on the acquisition, Maytag Chairman and CEO Ralph F. Hake said, "Today, Maytag and Amana are stronger together. We are stronger strategically, operationally, and financially. We are stronger in brand, in product, and in distribution reach. And we have created the opportunity to become much more cost effective and operationally efficient in our major appliance business. We recognize an acquisition of this type - at this time in the industry cycle - will require a clear vision for the business, strong execution, and the wherewithal to make decisions quickly and to implement change swiftly. We are prepared to do that. We have in place a transition team, supplemented by outside resources, that will lead the integration as we continue to focus on delivering results from Maytag's ongoing businesses."

The acquisition includes Amana's major appliance and commercial microwave oven businesses; Amana's home and commercial heating and air conditioning businesses are not included.

Maytag Corporation is a leading producer of home appliances and refrigerated vending equipment. The corporation's primary brands include Maytag, Amana, Jenn-Air, Hoover, and Dixie-Narco.

* * *
Forward-Looking Statements: Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the future results expressed or implied by those statements. For a description of such factors, refer to "Forward Looking Statements" in the Management's Discussion and Analysis section of Maytag's Annual Report on Form 10-K for the year ended December 31, 2000, and each quarter's 10-Q.

CPI0129

Media Contact: Additional Information:
James G. Powell www.maytagcorp.com
Maytag Communications
641-787-8392

jpowel@maytag.com
Investor Relations Contact:
John P. Tolson
Maytag Corporation
641-787-8136
jtolso@maytag.com